EXHIBIT 10.69

Confidential information has been omitted in places marked “*****” and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

DE-NE0000530
Amendment 014

AMENDMENT NO. 014
TO
COOPERATIVE AGREEMENT DE-NE0000530 BETWEEN
DEPARTMENT OF ENERGY (“DOE”),
USEC INC. (“USEC”),
AND
AMERICAN CENTRIFUGE DEMONSTRATION, LLC (“ACD”)
(collectively, the “Agreement”)

1.	Line 2 of the Opening Page: Amendment No. is changed from 013 to 014.

2.	Line 4 of the Opening Page: Budget Period 3 with a period of January 29, 2014 to April 15, 2014 is added.

3.	Line 5 of the Opening Page: End date for Project Period is changed from January 28, 2014 to April 15, 2014.

4.	Line 6 of the Opening Page is revised as follows:
Total Estimated Cost of the Agreement: $350,000,000

a)	Budget Period 1 Cost: $109,587,730

b)	Budget Period 2 Cost: $211,599,420

c)	Budget Period 3 Cost: $28,812,850

5.	Line 7 of the Opening Page is revised as follows:
Total Estimated Government Share of the Agreement: $280,000,000

a)	Budget Period 1 Government Share: $87,670,184*

b)	Budget Period 2 Government Share: $169,279,535.80

c)	Budget Period 3 Government Share: $23,050,280.20

* The Government Share will be fulfilled through DOE assumption of title and liability for up to 39,200 MT of Depleted Uranium Hexafluoride (DUF6), which the parties agree will be treated as the Government providing $87,670,184 in cost share contributions (80% of the total estimated cost of the agreement for Budget Period 1).

6.	Line 8 of the Opening Page is revised as follows:
Total Estimated Recipient Share of the Agreement: $70,000,000

a)	Budget Period 1 Recipient Share: $21,917,546

b)	Budget Period 2 Recipient Share: $42,319,884

c)	Budget Period 3 Recipient Share: $5,762,570

7.	Line 9 of the Opening Page is deleted in its entirety and replaced with the following:

Funds Obligated This Action: $5,927,549

8.	Line 10 of the Opening Page is deleted in its entirety and replaced with the following:

Funds Obligated Prior Actions: $256,949,719.80 (comprised of $87,670,184 equal to up to 39,200 MT DUF6 accepted by DOE (original agreement), plus $45,720,000 funding provided by DOE under GFY 2013 continuing resolution (Amendment No. 001) plus $44,378,055 in agreed to value equal to ***** SWU transferred to USEC Inc. as the SWU Component of ***** KgU Enriched Uranium Product (EUP) via EUP Transfer** (Amendment 003), plus $20,000,000 (Amendment 005), plus $29,913,183 (Amendment 006), plus $13,600,000 (Amendment 009)), plus $15,668,297.80 (Amendment 010).

** EUP Transfer is defined in Attachment H - EUP Transfer Provisions.

9.	Line 11 of the Opening Page is deleted in its entirety and replaced with the following:

Total Government Funds Obligated: $262,877,269 (comprised of $87,670,184 equal to up to 39,200 MT DUF6 accepted by DOE (original agreement), plus $45,720,000 funding provided by DOE under GFY 2013 continuing resolution (Amendment No. 001), plus $44,378,055 equal to ***** SWU as the SWU Component of ***** KgU EUP transferred to USEC Inc. (Amendment No. 003), plus $20,000,000 (Amendment 005) plus $29,913,183 (Amendment 006) , plus $13,600,000 (Amendment 009), plus $15,668,297.80 (Amendment 010), plus $5,927,549 (Amendment 014)).

10.	Section 8.01 of the Agreement is deleted in its entirety and replaced with the following:
8.01: The maximum amount of liability assumed from the Recipient by DOE, which is made available through DOE assumption of Depleted Uranium Hexafluoride (DUF6) title and liability, shall be as set forth in the table below. For each of the periods set forth below, the Recipient is prohibited from incurring costs for which DOE reimbursement will be sought in excess of the following amounts; provided, however, that unutilized funds made available in any period may be made available to reimburse costs incurred in any subsequent period at DOE’s discretion.

Award Period	DOE Method of Cost Share	Maximum DOE Incremental Amount of Cost Share Dollars
Budget Period 1 Funding Period 1 6/1/12-7/31/12	DOE assumption of 11,813 MT of DUF6 liability -	$26,410,272 (in the form of DUF6 liability assumed by DOE)
Budget Period 1 Funding Period 2 8/1/12-11/30/12	DOE assumption of up to 27,387 MT of DUF6 liability	$61,259,912 (in the form of DUF6 liability assumed by DOE)
Total for Budget Period 1	DOE assumption of up to 39,200 MT of DUF6 liability	$87,670,184 (in the form of DUF6 liability assumed by DOE)
Budget Period 2 Funding Period 1 12/1/12-3/12/13	Appropriated Funding	$45,720,000

Budget Period 2 Funding Period 2 3/13/13-6/15/13
DOE transfer to USEC Inc. of ***** KgU EUP containing ***** SWU as the SWU Component and approximately 408,833.614 KgU as the Feed Component with Recipient to return approximately 408,833.614 KgU Feed Component to DOE as set forth in Attachment H.
		$44,378,055 (agreed value of ***** SWU transferred as a component of the EUP transferred to USEC Inc.)
Budget Period 2 Funding Period 3 6/16/13-7/31/13 Estimated Government Cost Share	Appropriated Funding	$20,000,000
Budget Period 2 Funding Period 4 8/1/13-11/1/13 Estimated Government Cost Share	Appropriated Funding	$29,913,183
Budget Period 2 Funding Period 5 11/2/13-01/28/14 Estimated Government Cost Share	Appropriated Funding	$29,268,297.80
Total Estimated Government Cost Share for Budget Period 2		$169,279,535.80
Total Estimated Government Cost Share for Budget Period 3 1/29/14 - 4/15/14	Appropriated Funding	$5,927,549 (with additional funding anticipated in a subsequent amendment(s)).
Total Estimated Government Share		$262,877,269

Budget Period 1 is divided into two funding periods. DOE will accept title to DUF6 for the initial period (6/1/12-7/31/12) after award of this Agreement to allow the Recipient to begin work on approved activities. Upon satisfying the conditions set forth in this Article 8.01 below, the Contracting Officer will issue written authorization allowing the Recipient to incur costs during the remainder of Budget Period 1 and DOE shall assume the remainder of the DUF6 liability to be assumed for Budget Period 1. As of the execution date of Amendment No. 001, the Parties acknowledge and agree that the Contracting Officer issued the necessary written authorization required by the preceding sentence on 7/31/12. DOE cost share for Budget Period 1 will be fulfilled through DOE’s assuming title and liability for up to 39,200 MT of Depleted Uranium Hexafluoride (DUF6), which the parties agree will be treated as the Government providing $87,670,184 in cost share contributions (80% of the total estimated cost of the agreement for Budget Period 1).

Among other requirements set forth elsewhere in this Agreement, DOE will not assume liability from the Recipient incurred beyond 7/31/12 unless (a) the Equipment Contract (Contract No. DE-NE0000488) has been executed and title to the Transferred Property (as defined therein) has been transferred to DOE and (b) the Recipient provides a revised application for financial assistance under this award to DOE no later than 7/24/12 that includes: (1) cost, schedule, Performance Indicator/Milestone detailed estimate (to Work Breakdown Structure level 3) for the Project; (2) a report detailing ACD’s efforts to implement a governance structure demonstrating capability to provide overall management of the project (see Article 6.02) and demonstrating that the ACD has submitted to the Nuclear Regulatory Commission (NRC) a complete package requesting a Foreign Ownership, Control or Influence (FOCI) determination in a form acceptable to the NRC; and (3) a revised Attachment B that includes proposed Technical Milestone dates. As of the execution date of Amendment No. 001, the Parties acknowledge and agree that Recipient has met the requirement in the preceding sentence.

DOE will not issue written authorization permitting incurrence of costs under this Agreement during Budget Period 2 unless the Recipient submits the following to DOE no later than 9/21/12: (1) documentation evidencing the existence of ACD with, subject to obtaining necessary regulatory approvals, the governance structure referenced in Article 6.02; and (2) revised cost, schedule, Performance Indicator/Milestone detailed estimate (to Work Breakdown Structure level 3) for the American Centrifuge Cascade Demonstration Test Program. Execution of this Amendment No. 001 acknowledges that the requirements of the preceding sentence have been met and written authorization to incur costs under this Agreement during Budget Period 2 was provided by the Contracting Officer.

Budget Period 2 is divided into multiple funding periods. For Budget Period 2, Funding Period 1, DOE has provided up to $45,720,000 for the Government Cost Share. For Budget Period 2, Funding Period 2 (3/13/13-6/15/13), DOE has provided $44,378,055 in Government Cost Share (80% of the total estimated cost of the agreement for Budget Period 2, Funding Period 2). This Cost Share was met via the agreed upon value of the SWU Component (***** SWU) of the EUP transferred to USEC Inc. in accordance with the provisions of Attachment H. For Budget Period 2, Funding Period 3, DOE provided $20,000,000 for the Government Cost Share. For Budget Period 2, Funding Period 4, DOE provided $29,913,183 for the Government Cost Share. For Budget Period 2, Funding Period 5, DOE is providing $13,600,000 via Amendment No. 009, and $15,668,297.80 via Amendment 010.

At DOE’s discretion, and subject to requirements elsewhere in this agreement and the availability of appropriations or other sources of consideration, DOE may provide funding for future funding periods through further amendment(s) of this Agreement. DOE will not authorize continuation of the Project or provide Cost Share funding to reimburse costs incurred by the Recipient under this Agreement for future funding periods unless the Recipient has successfully met all milestones and provided to DOE all deliverables scheduled for performance or delivery before the end of Budget Period 3 as set forth in Attachment B Project Scope - Amendment #3 and demonstrates to DOE’s satisfaction evidence of sufficient progress toward Recipient’s ability to successfully meet the milestones scheduled to be completed during future funding periods. In the event DOE provides Additional Funding (above the “Current Funding” provided by Amendment No. 012 to this Agreement), DOE and Recipient shall amend this Agreement to reflect such Additional Funding.

DOE will not assume liability or otherwise reimburse costs incurred by the Recipient under this Agreement above the Current Funding without first issuing written authorization permitting the Recipient to incur costs under this Agreement above the Current Funding. Notwithstanding the above, there is no requirement for written authorization permitting the Recipient to incur costs under this Agreement constituting the Government Cost Share up to the Total Government Funds Obligated.

In addition to other available remedies, in the event the conditions in this Section 8.01 for the continued funding of the program are not met, the Contracting Officer may suspend or terminate this award without recourse through corrective action by Recipient. In the case of such a suspension or termination, costs shall be addressed as set forth in 10 CFR § 600.24.

11.	“Attachment B, Project Scope - Amendment #2” is deleted in its entirety and replaced with “Attachment B, Project Scope - Amendment #3” and is attached to this amendment.

12.	In accordance with Section 8.01 of the Agreement, the Recipient is authorized to spend unutilized funds from the previous Funding Period until the end of the Project Period.

13.	All other terms and conditions of the Agreement remain the same.

/s/ Karen S. Shears                    /s/ Philip G. Sewell
Karen S. Shears                        Philip G. Sewell
Contracting Officer                    Senior Vice President
U.S. Department of Energy                USEC Inc.

1/28/14                            1/28/14
Date                            Date

/s/ Paul Sullivan
Paul Sullivan
Project Manager
American Centrifuge Demonstration, LLC

1/28/14
Date

Confidential information has been omitted in places marked “*****” and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

CONTAINS PROPRIETARY INFORMATION NOT FOR PUBLIC DISCLOSURE
Revised Attachment B

Attachment B
Project Scope - Amendment #3
Cooperative Agreement for the American Centrifuge Cascade Demonstration Program
January 15, 2014

Statement of Project Objectives

The American Centrifuge Cascade Demonstration Program has two primary objectives:

•
Objective 1: Demonstrate the American Centrifuge technology through the construction and operation of one or more demonstration cascades of 120 AC-100 centrifuges. To fulfill this objective, the Program will accomplish all defined Milestones and all Performance Indicators. Milestones represent a significant event wherein the documented accomplishment of that event satisfies a condition of section 7.03 of the Cooperative Agreement. Performance Indicators represent events wherein the documented accomplishment of that event indicates measurable progress towards successful completion of the project objectives, but for which failure to complete by the target date therefore shall not be a material noncompliance with the terms and conditions of the Award. This objective is guided by the principle that the DOE Test Program Plan (Attachment 1 to the RD&D Test Program) is to take priority over achieving more machine run time. Milestones, Performance Indicators, and Deliverables to be completed by the Program are:

MILESTONE 1 - DOE and USEC jointly agree upon a test program (RD&D Test Program) for the remaining Milestones and for full system reliability and plant availability that takes into account human factors, upgraded Lower Suspension Drive Assembly (LSDA) and overall AC100 reliability, and full cascade separative performance, so as to achieve an overall plant availability of at least ***** with at least a ***** confidence level. As of the date of Amendment 003 to the Cooperative Agreement, the DOE Test Program Plan: Requirements and Action Steps for the American Centrifuge Program Demonstration Cascade Piketon, Ohio dated March 12, 2013 (the DOE Test Program Plan) (Attachment 1 to the RD&D Test Program) is incorporated as part of the agreed upon test program for the American Centrifuge Cascade Demonstration Program.

Milestone 1 - completed.

Milestone 1.1 - As of the date of Amendment 003 to the Cooperative Agreement, the DOE Test Program Plan: Requirements and Action Steps for the American Centrifuge Program Demonstration Cascade Piketon, Ohio dated March 12, 2013 is incorporated as Attachment 1 to the RD&D Test Program. DOE and USEC will jointly agree to revise and further define the DOE Test Program Plan in Attachment 1 to the RD&D Test Program to include agreed upon parameters and success criteria for Tests and such other modifications as the parties agree, such as the inclusion of additional milestones to this Attachment B.

Milestone 1.1 - completed

Milestone 1.2 - Successfully complete Test 2 “Extended Feed Rate Range Survey, Machine” as set forth in Attachment 1 to the RD&D Test Program of the Agreement.

Milestone 1.2 - completed

Milestone 1.3 - Successfully complete Test 7 “Machine Performance Parameter Test” as set forth in Attachment 1 to the RD&D Test Program of the Agreement.

Milestone 1.3 - completed

Milestone 1.4 - Successfully complete Test 5 “Power Outage Testing, Machine Response” as set forth in Attachment 1 to the RD&D Test Program of the Agreement.

Milestone 1.4 - completed

Milestone 1.5: DOE and USEC jointly agree to revise and further define the DOE Test Program in Attachment 1 to the RD&D Test Program to include agreed upon parameters and success criteria to test a range of demonstration cascade operational parameters and configurations.

Milestone 1.5 is to be completed by USEC’s submission of a draft revision of the DOE Test Program to DOE by January 31, 2014, and agreement by DOE and USEC of the revision by February 7, 2014, or other date as agreed to by the parties.

MILESTONE 2 - Confirm the reliability of the Lower Suspension Drive Assembly (LSDA) by accumulating 20 machine-years of operation at target speed using AC100 centrifuges with upgraded LSDAs with no more than ***** LSDA failures.

Milestone 2 - completed

PERFORMANCE INDICATOR A - Demonstrate AC100 operational readiness by accumulating 10-machine years ***** at target speed on gas.

Performance Indicator A is completed.

PERFORMANCE INDICATOR B - Demonstrate AC100 production capability by manufacturing, assembling and providing 78 centrifuges to Operations.

Performance Indicator B is completed.

PERFORMANCE INDICATOR C - Complete AC100 production capability by manufacturing, assembling and providing 120 centrifuges to Operations.

Performance Indicator C is completed

PERFORMANCE INDICATOR D - Demonstrate robustness of plant support systems by successfully completing Integrated Systems Test Program to fully test plant support systems backup and redundant capability to ensure continuous cascade operation or safe shutdown of cascade operation in the event of loss of normal power or other system casualties.

Performance Indicator D completed

PERFORMANCE INDICATOR E - Demonstrate robustness of AC100 design to stress transients through validated analytical models, simulation and drills (e.g. physical tests) that demonstrate the ability of the cascade to withstand loss of power or other loss of Balance of Plant support system scenarios using a technical evaluation of time and actions to restore support systems and its effect on the AC100 centrifuge starting from steady-state operations.

Performance Indicator E is completed (subject to DOE certification)

MILESTONE 3 - Demonstrate AC100 manufacturing quality by operating the Commercial Demonstration Cascade at a confidence level of at least ***** for a minimum of 20 machine-years.

Milestone 3 is completed (subject to DOE certification)

MILESTONE 4- Demonstrate AC100 reliability by accumulating 20 machine-years ***** at target speed and design condition with no more than the expected number of infant, steady-state and electronic recycles.

Milestone 4 is completed (subject to DOE certification).

MILESTONE 5 - Demonstrate sustained production from commercially-staged, 120-centrifuge demonstration cascade configuration for 60 days (~20 machine years) in cascade recycle mode with at least a ***** production availability using an average AC100 centrifuge production of 340 SWU per centrifuge-year.

Milestone 5 is completed (subject to DOE certification)

DELIVERABLES - USEC and DOE jointly agree that the requirements set forth in Attachment 1 to the RD&D Test Program, including requirements to submit data, procedures, and/or documentation regarding tests and test prerequisites outlined in Attachment 1 to the RD&D Test Program, shall be considered deliverables under this Agreement. The deadline for each deliverable shall be as set forth in Attachment 1 to the RD&D Test Program, provided that DOE submits to USEC a list of required information to be submitted by USEC at least 30 days prior to the deadline. For Tests 2 and 7, DOE must provide the lists of required information to USEC by March 15, 2013 to enable USEC compliance by March 22, 2013. Except in the cases of Tests 2 and 7, in the event that DOE provides a list of required information to be submitted by USEC less than 30 days prior to the deadline for each deliverable set forth in Attachment 1 to the RD&D Test Program, the corresponding deadline shall be extended as necessary to provide 30 days for USEC to provide the required deliverable(s). The deliverables required by this paragraph are in addition to any other deliverables required elsewhere in the Agreement. In all instances, USEC shall provide all relevant data in response to the deliverables defined under this Agreement. As set forth in Section 7.03 of the Agreement, Recipient agrees that all information provided or made available under this agreement, including deliverables, shall be complete and accurate to the best of its knowledge. DOE shall have the right to rescind its acceptance of a deliverable required under this Agreement or its acknowledgement as to the achievement of a milestone if DOE later determines that the acceptance or acknowledgement was based on incomplete or inaccurate deliverables or other information provided by Recipient.

•
Objective 2: Sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge Project (ACP). The Program will also conduct activities to reduce the risk and improve the future prospects of deployment of the American Centrifuge. The Program will support evaluation of a range of alternatives for utilizing the American Centrifuge Technology to support U.S. Government national security objectives including estimates of associated cost and schedule for each option evaluated. The Program will aim to retain key skilled jobs primarily in Ohio, Tennessee, West Virginia, Indiana, Pennsylvania and Maryland while advancing a project that achieves important energy security and national security objectives combined with the potential to create thousands of direct and indirect jobs over the next several years.

Order of Precedence: As set forth in Section 3.01 of the Cooperative Agreement, in the event of any inconsistency between this Attachment B to this Cooperative Agreement and Attachment 1 to the RD&D Test Program (the DOE Test Program Plan), the inconsistency shall be resolved by giving precedence in the following order: (1) Attachment B and (2) Attachment 1 to the RD&D Test Program. The Cooperative Agreement shall take precedence over any Attachments to the Agreement.

Scope of Research, Development and Deployment

The Program will support the following major areas of activity:

•	Machine Technology

•	Demonstration of AC100 commercial plant machine manufacturing by American Centrifuge Manufacturing

•	Demonstration of AC100 Lead Cascade Operations Cascade Operations, and Support Systems

•	Engineering, Procurement and Construction activities

•	Process Engineering, Technology and Equipment activities

•	Program management

Each activity is discussed separately below.

Machine Technology
Through January 15, 2014, Technical Support will be provided for all manufacturing, lead cascade and other project activities including design agent functions, SWU performance and value engineering, troubleshooting, testing and operations demonstration activities, manufacturing specialty components, laboratory support, and auxiliary equipment. This includes continuation of ACP activities at the Oak Ridge Centrifuge Technology Center and K-1600 test facility to support the cascade demonstration, AC100 centrifuge manufacturing, and other activities under the project. ***** (These 3 activities have been completed)

January 15, 2014 to April 15, 2014, Technical support will be provided as needed to support manufacturing, and cascade operations. Limited operations at K-1600 test facility may be performed as needed to support manufacturing and cascade operations. *****

Demonstration of AC100 Commercial Plant Machine Manufacturing

American Centrifuge Manufacturing, LLC (ACM) will manufacture AC100 centrifuge components and subassemblies to complete the retrofit of the existing 42 AC100 machines in the lead cascade to include a safety feature, and manufacture new AC100 centrifuges to complete the demonstration cascade. Once the centrifuges for the first cascade are complete, ACM will continue to manufacture additional centrifuges as the budget permits. ACM will also continue efforts to improve manufacturing processes, reduce machine costs, and maintain the supplier base within funding limits available to this WBS

Demonstration of AC100 Lead Cascade Operation and Cascade Operations

Continue the operation of AC100 Centrifuges in the lead cascade until construction activities for the Demonstration Cascade necessitate suspension of operations. Continue development of operational procedures, training, and conduct of operations to assure operational enhancements that reduce risk during demonstration cascade operations and that position the Project for successful enrichment operations. The number of operating centrifuges will be expanded with the addition of new centrifuges until all 67 positions in the current lead cascade are operational, at which point additional new machines will be cycled in to replace existing machines and condition them for operation in the Demonstration Cascade. Lead cascade operations will be shut down *****

at the beginning of 2013 for the construction of the Demonstration Cascade infrastructure and integrated systems testing required to commission the 120 Centrifuge Demonstration cascade and any additional machines constructed and assembled during the project. Once complete, 120 or more AC100 centrifuges will be installed and operated in a commercial plant cascade configuration (the “Demonstration Cascade”). As of January 15, the Demonstration Cascade has been operational for a sufficient period to successfully complete Milestones 3, 4 and 5.

January 15, 2014 to April 15, 2014, USEC shall test a range of operational parameters and configurations for the demonstration cascade as defined in the modified DOE test plan established under Milestone 1.5. USEC will perform activities as necessary and within funding limitations to implement the approved test plan.

Engineering, Procurement and Construction

Engineering, Procurement and Construction (EPC) activities within the scope include design, material procurement, and construction required for the Demonstration Cascade. EPC may also maintain the required management, engineering, procurement, construction, and industrial base to support timely transition to the commercial plant, through design advancement, and other related activities.

Process Engineering, Technology and Equipment

Process Engineering, Technology and Equipment (PETE) activities will support the continuation of enrichment plant feed and withdrawal equipment design, manufacturing and delivery. Specifically, PETE may continue limited-rate fabrication of the cold box subassemblies, autoclaves and UF6 cylinder transporters required for ACP to sustain highly specialized suppliers of equipment needed for future deployment of the ACP technology.

The PETE and EPC organizations will also collaborate on an evaluation of ***** feed and withdrawal ***** (this activity is complete).

Program Management

Program Management will continue to provide overall project direction of Machine Technology, ACM, Operations, and EPC, and conduct activities that reduce the overall risk of transitioning to deployment of the technology for national security or commercial purposes. Program Management will encompass an improved program management structure and includes other participants, administrative requirements of the Cooperative Agreement, project oversight and reporting requirements to DOE in accordance with the Cooperative Agreement (this activity is fully implemented). The Program Management organization will lead the effort to develop the project baseline against which performance will be measured using earned value management techniques.